Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
Arcosa, Inc. Announces Third Quarter 2019 Results

–	All Three Business Segments Contribute to Double-Digit Revenue Growth

–	Adjusted EBITDA Increase of 40% Driven by Broad Infrastructure Market Strength, Internal Operating Initiatives, and the ACG Materials Acquisition

–	Barge Orders of $92 Million Increase Backlog to $364 Million, up 58% Year-to-Date

–	Full Year 2019 Adjusted EBITDA Expected to be at Upper End of Guidance Range of $230-$240 Million

DALLAS, Texas - ARCOSA, Inc. - October 30, 2019:
Arcosa, Inc. (NYSE: ACA) (“Arcosa” or the “Company”), a provider of infrastructure-related products and solutions, today announced results for the third quarter ended September 30, 2019.

Third Quarter Highlights

•	Revenues increased 18% to $445.0 million

•	Net income increased to $32.7 million; Adjusted Net Income increased 35%

•	Adjusted EBITDA increased 40% to $64.9 million

•	Diluted EPS increased to $0.67; Adjusted Diluted EPS up 33%

“The third quarter marked another period of considerable revenue and profit growth for Arcosa, demonstrating our leadership positions in important infrastructure markets, the successful implementation of lean manufacturing initiatives, and our acquisition strategy. We executed well on our Stage 1 priorities during the quarter, led by continued operating improvements in our Energy Equipment segment that drove our overall margins higher,” commented Antonio Carrillo, President and Chief Executive Officer.

“Additionally, I am pleased with the healthy order activity in the quarter. Recent orders across our Energy Equipment and barge businesses have increased our production visibility for 2020 and demonstrate the continued strength of the infrastructure markets we serve.

“Year-to-date revenue and EBITDA performance has set the stage for Arcosa to achieve significant growth in our first full year as a public company. We are pleased to reaffirm our guidance range for Adjusted EBITDA of $230 million to $240 million for full year 2019, noting that we expect to reach the high end of the range,” Mr. Carrillo concluded.

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Segment Results - Construction Products

•	Revenues increased 60% to $115.9 million in the third quarter, benefitting from higher volumes in the Company's legacy businesses and the December 2018 acquisition of ACG Materials.

•	Third quarter Adjusted Segment EBITDA increased $5.7 million to $26.2 million, representing a 22.6% margin compared to a 28.2% margin a year ago.

•	Year-over-year volume growth in legacy aggregates and specialty materials businesses demonstrates healthy underlying construction market fundamentals in the Company's markets.

•
The year-over-year margin decrease primarily resulted from the addition of ACG Materials, which has lower margins than the legacy businesses, softer demand from ACG aggregates plants serving oil and gas markets, and increased production costs at the Company's legacy operations.

Segment Results - Energy Equipment

•
Third quarter revenues were up 6% year-over-year to $210.2 million, driven by higher volumes of wind towers, utility structures, and storage tanks, as well as improved pricing in utility structures and storage tanks.

•	Adjusted Segment EBITDA increased 93% to $33.5 million, representing a 15.9% margin compared to an 8.8% margin a year ago.

•
Margin increased from continued throughput improvements and increased participation in the bid market. Margin in the third quarter of 2018 was reduced by a $6.1 million inventory reserve related to a canceled project in the utility structures business.

•
Order activity was strong during the third quarter. Segment backlog for wind towers and utility structures increased 9% to $563.6 million compared to the second quarter with a combined book to bill ratio of 1.3.

•
The wind towers business received orders for $89 million, increasing production visibility for 2020. Pricing on new orders continues to be reflective of a market transitioning from production tax credit incentives.

Segment Results - Transportation Products

•	Third quarter revenues increased 11% to $120.6 million, driven by a 57% increase in barge revenues, but partially offset by a 27% decline in components revenues.

•	Adjusted Segment EBITDA decreased 10% to $15.9 million, representing a margin of 13.2% compared to a 16.3% margin a year ago.

•
Compared to last year, margin declined from lower pricing on a long-term components agreement and lower volumes of components. Railcar component demand has declined as the North American industry outlook for new railcar builds has softened.

•
The barge business began delivering barges from its re-opened Louisiana facility during the quarter, and margin continued to be impacted by the delivery of barge orders taken in a weaker pricing environment. Barge margins are expected to improve sequentially in the fourth quarter, helping to drive higher anticipated segment revenues and Adjusted Segment EBITDA in the fourth quarter compared to last year.

•
The barge business received orders for $92 million, representing a book to bill ratio of 1.2 on 17% higher sequential revenues. The orders included a healthy mix of dry and liquid barges with pricing reflecting more robust demand. Barge backlog totaled $363.8 million at the end of September, up 58% year-to-date and includes approximately $260 million of production visibility for 2020.

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Capital Allocation and Liquidity

•
Capital expenditures were $22.1 million in the third quarter, bringing the year to date total to $61.0 million. The Company now expects full year capital expenditures of $80-$85 million, up slightly based on new organic growth projects to expand product lines and capacity in Construction Products and utility structures.

•	During the quarter, the Company completed two bolt-on acquisitions in the aggregates business to expand its footprint in Texas and Louisiana, for a purchase price totaling $9.4 million.

•
The Company repurchased $3.0 million, or 91,868 shares at an average price of $32.64 during the quarter, leaving $36 million available under the $50 million authorization approved in December 2018. The Company also declared a quarterly dividend of $0.05 per share to be paid on October 31, 2019.

•
At the end of the third quarter, cash and cash equivalents totaled $127.5 million. Combined with unused capacity under its credit facility, the Company had $388.8 million of available liquidity at September 30, 2019.

2019 Guidance

The Company maintains its 2019 full year Adjusted EBITDA guidance range of $230 million to $240 million, with emphasis on the upper end of the range. The Company also maintains its full year 2019 revenue guidance range of $1.75 billion to $1.80 billion.

Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). Reconciliations of non-GAAP financial measures to the closest GAAP measure are included in the accompanying tables to this earnings release.

Presentation of Financials

The spin-off of the Company by Trinity Industries, Inc. (“Former Parent”; NYSE:TRN) was completed on November 1, 2018. The Company’s financial statements for periods prior to November 1, 2018 were prepared on a “carve-out” basis. The carve-out financials of the Company are not necessarily representative of the amounts that would have been reflected in the financial statements had the Company been an independent company during the applicable periods.

Conference Call Information

A conference call is scheduled for 8:30 a.m. Eastern Time on October 31, 2019 to discuss 2019 third quarter results. To listen to the conference call webcast, please visit the Investor Relations section of Arcosa’s website at http://ir.arcosa.com/Events. A slide presentation for this conference call will be posted on the Company’s website in advance of the call at http://ir.arcosa.com/Events. The audio conference call number is 877-876-9173 for domestic callers and 785-424-1667 for international callers. The conference ID is ARCOSA. An audio playback will be available through 11:59 p.m. Eastern Time on November 14, 2019, by dialing 800-839-3012 for domestic callers and 402-220-7232 for international callers. A replay of the webcast will be available for one year on Arcosa’s website at http://ir.arcosa.com/Events.

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About Arcosa

Arcosa, Inc. (NYSE:ACA), headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, energy, and transportation markets. Arcosa reports its financial results in three principal business segments: the Construction Products Group, the Energy Equipment Group, and the Transportation Products Group. For more information, visit www.arcosa.com.

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Arcosa’s estimates, expectations, beliefs, intentions or strategies for the future. Arcosa uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” “vision,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Arcosa expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, except as required by federal securities laws. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to assumptions, risks and uncertainties regarding achievement of the expected benefits of Arcosa’s separation from Trinity Industries, Inc.; tax treatment of the separation; failure to successfully integrate the ACG Materials acquisition, or failure to achieve the expected benefits of the acquisition; market conditions and customer demand for Arcosa’s business products and services; the cyclical nature of, and seasonal or weather impact on, the industries in which Arcosa competes; competition and other competitive factors; governmental and regulatory factors; changing technologies; availability of growth opportunities; market recovery; improving margins; and Arcosa’s ability to execute its long-term strategy, and such forward-looking statements are not guarantees of future performance. For further discussion of such risks and uncertainties, see "Risk Factors" and the "Forward-Looking Statements" section of "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Arcosa's Form 10-K for the year-ended December 31, 2018, as may be revised and updated by Arcosa's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

CONTACTS

Scott C. Beasley	Gail M. Peck	David Gold
Chief Financial Officer	SVP, Finance & Treasurer	ADVISIRY Partners

T 972.942.6500		T 212.661.2220
InvestorResources@arcosa.com		David.Gold@advisiry.com

TABLES TO FOLLOW

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Arcosa, Inc.
Condensed Consolidated and Combined Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues	$445.0	$378.6	$1,290.0	$1,086.0
Operating costs:
Cost of revenues	356.7	308.9	1,035.2	877.5
Selling, engineering, and administrative expenses	45.5	40.1	132.4	117.1
Impairment charge	—	23.2	—	23.2
	402.2	372.2	1,167.6	1,017.8
Operating profit	42.8	6.4	122.4	68.2

Interest expense	1.6	—	5.1	—
Other, net (income) expense	(0.7)	(0.2)	(1.0)	2.0
	0.9	(0.2)	4.1	2.0
Income before income taxes	41.9	6.6	118.3	66.2
Provision for income taxes	9.2	3.4	26.1	18.2
Net income	$32.7	$3.2	$92.2	$48.0

Net income per common share:
Basic	$0.68	$0.07	$1.91	$0.98
Diluted	$0.67	$0.07	$1.89	$0.98
Weighted average number of shares outstanding(1):
Basic	47.9	48.8	47.8	48.8
Diluted	48.3	48.8	48.3	48.8
(1) For periods prior to the separation, the denominator for basic and diluted net income per common share was calculated using the 48.8 million shares of common stock outstanding immediately following the separation.

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Arcosa, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Revenues:	2019	2018	2019	2018
Construction aggregates	$96.9	$52.9	$278.5	$166.6
Other	19.0	19.7	59.0	60.1
Construction Products Group	115.9	72.6	337.5	226.7

Wind towers and utility structures	159.8	147.0	469.4	427.5
Other	50.4	51.4	154.2	145.6
Energy Equipment Group	210.2	198.4	623.6	573.1

Inland barges	77.5	49.3	193.0	123.0
Steel components	43.1	59.2	140.4	166.3
Transportation Products Group	120.6	108.5	333.4	289.3

Segment Totals before Eliminations	446.7	379.5	1,294.5	1,089.1
Eliminations	(1.7)	(0.9)	(4.5)	(3.1)
Consolidated and Combined Total	$445.0	$378.6	$1,290.0	$1,086.0

	Three Months Ended September 30,		Nine Months Ended September 30,
Operating profit (loss):	2019	2018	2019	2018
Construction Products Group	$16.5	$15.3	$45.3	$45.3
Energy Equipment Group	26.6	(13.2)	79.8	12.5
Transportation Products Group	11.2	13.5	32.1	35.2
All Other	—	(0.1)	—	(0.1)
Segment Totals before Corporate Expenses	54.3	15.5	157.2	92.9
Corporate	(11.5)	(9.1)	(34.8)	(24.7)
Consolidated and Combined Total	$42.8	$6.4	$122.4	$68.2

Backlog:	September 30, 2019	September 30, 2018
Energy Equipment Group:
Wind towers and utility structures	$563.6	$700.3
Other	$44.3	$83.5
Transportation Products Group:
Inland barges	$363.8	$210.4

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Arcosa, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	September 30, 2019	December 31, 2018
Current assets:
Cash and cash equivalents	$127.5	$99.4
Receivables, net of allowance	213.4	291.4
Inventories	306.1	252.5
Other	27.4	24.1
Total current assets	674.4	667.4

Property, plant, and equipment, net	815.0	803.0
Goodwill	626.6	615.2
Deferred income taxes	7.7	6.9
Other assets	94.3	79.7
	$2,218.0	$2,172.2
Current liabilities:
Accounts payable	$82.6	$86.2
Accrued liabilities	140.1	121.5
Current portion of long-term debt	1.1	1.8
Total current liabilities	223.8	209.5

Debt	106.4	183.7
Deferred income taxes	63.2	58.3
Other liabilities	59.0	36.2
	452.4	487.7

Stockholders' equity:
Common stock	0.5	0.5
Capital in excess of par value	1,684.6	1,685.7
Retained earnings	104.3	19.5
Accumulated other comprehensive loss	(20.6)	(17.7)
Treasury stock	(3.2)	(3.5)
	1,765.6	1,684.5
	$2,218.0	$2,172.2

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Arcosa, Inc.
Condensed Consolidated and Combined Cash Flow Statements
(in millions)
(unaudited)

	Nine Months Ended September 30,
	2019	2018
Operating activities:
Net income	$92.2	$48.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	63.2	49.7
Impairment charge	—	23.2
Stock-based compensation expense	11.1	7.5
Provision for deferred income taxes	14.9	7.1
Changes in current assets and liabilities	39.5	(29.2)
Gains on dispositions of property and other assets	(2.6)	(1.2)
(Increase) decrease in other assets	0.2	3.6
Increase (decrease) in other liabilities	2.4	3.8
Other	(1.9)	6.0
Net cash provided by operating activities	219.0	118.5
Investing activities:
Proceeds from dispositions of property and other assets	4.7	2.6
Capital expenditures	(61.0)	(33.0)
Acquisitions, net of cash acquired	(31.1)	(25.0)
Net cash required by investing activities	(87.4)	(55.4)
Financing activities:
Payments to retire debt	(81.0)	(0.1)
Shares repurchased	(11.0)	—
Dividends paid to common stockholders	(7.4)	—
Purchase of shares to satisfy employee tax on vested stock	(4.1)	—
Net transfers to Former Parent and affiliates	—	(56.3)
Other	—	(3.1)
Net cash required by financing activities	(103.5)	(59.5)
Net increase in cash and cash equivalents	28.1	3.6
Cash and cash equivalents at beginning of period	99.4	6.8
Cash and cash equivalents at end of period	$127.5	$10.4

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Arcosa, Inc.
Reconciliation of Consolidated and Combined Adjusted EBITDA
($ in millions)
(unaudited)

GAAP does not define “Earnings Before Interest, Taxes, Depreciation, Depletion and Amortization” (“EBITDA”) and it should not be considered as an alternative to earnings measures defined by GAAP, including net income. We use this metric to assess the operating performance of our consolidated business, as a metric for incentive-based compensation, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value, and we believe this metric also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, and amortization, which can vary significantly depending on many factors. We adjust consolidated EBITDA for certain non-routine items (“Adjusted EBITDA”) to provide a more consistent comparison of earnings performance from period to period, which we also believe assists investors in comparing a company's performance on a consistent basis. “Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by Revenues.

	Three Months Ended September 30,		Nine Months Ended September 30,		Full Year 2019 Guidance
	2019	2018	2019	2018	Low	High
Revenues	$445.0	$378.6	$1,290.0	$1,086.0	$1,750.0	$1,800.0

Net income	32.7	3.2	92.2	48.0	101.0	113.0
Add:
Interest expense, net	1.3	—	4.1	—	5.0	5.0
Provision for income taxes	9.2	3.4	26.1	18.2	30.0	33.0
Depreciation, depletion, and amortization expense	21.7	16.8	63.2	49.7	92.0	87.0
EBITDA	64.9	23.4	185.6	115.9	228.0	238.0
Add:
Impairment charge	—	23.2	—	23.2	—	—
Impact of the fair value mark up of acquired inventory	0.4	—	2.0	—	2.0	2.0
Other, net (income) expense(1)	(0.4)	(0.2)	—	2.0	—	—
Adjusted EBITDA	$64.9	$46.4	$187.6	$141.1	$230.0	$240.0
Adjusted EBITDA Margin	14.6%	12.3%	14.5%	13.0%	13.1%	13.3%

(1) Included in Other, net expense was the impact of foreign currency exchange transactions of $(0.3) million and $0.0 million for the three months ended September 30, 2019 and 2018, respectively, and $0.7 million and $2.2 million for the nine months ended September 30, 2019 and 2018, respectively. Since these amounts were not included as adjustments to EBITDA prior to December 31, 2018, Adjusted EBITDA and Adjusted EBITDA Margin for the three and nine months ended September 30, 2018 do not agree to amounts previously reported.

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Arcosa, Inc.
Reconciliation of Adjusted Segment EBITDA
($ in millions)
(unaudited)

“Segment EBITDA” is defined as segment operating profit plus depreciation, depletion, and amortization. GAAP does not define Segment EBITDA and it should not be considered as an alternative to earnings measures defined by GAAP, including segment operating profit. We use this metric to assess the operating performance of our businesses, as a metric for incentive-based compensation, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value, and we believe this metric also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, and amortization, which can vary significantly depending on many factors. We adjust Segment EBITDA for certain non-routine items (“Adjusted Segment EBITDA”) to provide a more consistent comparison of earnings performance from period to period, which we also believe assists investors in comparing a company's performance on a consistent basis. "Adjusted Segment EBITDA Margin" is defined as Adjusted Segment EBITDA divided by Revenues.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Construction Products
Revenues	$115.9	$72.6	$337.5	$226.7

Operating Profit	16.5	15.3	45.3	45.3
Add: Depreciation, depletion, and amortization expense	9.7	5.2	27.5	15.4
Segment EBITDA	26.2	20.5	72.8	60.7
Add: Impact of the fair value mark up of acquired inventory	—	—	1.4	—
Adjusted Segment EBITDA	$26.2	$20.5	$74.2	$60.7
Adjusted Segment EBITDA Margin	22.6%	28.2%	22.0%	26.8%

Energy Equipment
Revenues	$210.2	$198.4	$623.6	$573.1

Operating Profit	26.6	(13.2)	79.8	12.5
Add: Depreciation and amortization expense	6.9	7.4	21.2	22.6
Segment EBITDA	33.5	(5.8)	101.0	35.1
Add: Impairment charge	—	23.2	—	23.2
Adjusted Segment EBITDA	$33.5	$17.4	$101.0	$58.3
Adjusted Segment EBITDA Margin	15.9%	8.8%	16.2%	10.2%

Transportation Products
Revenues	$120.6	$108.5	$333.4	$289.3

Operating Profit	11.2	13.5	32.1	35.2
Add: Depreciation and amortization expense	4.3	4.2	12.0	11.7
Segment EBITDA	15.5	17.7	44.1	46.9
Add: Impact of the fair value mark up of acquired inventory	0.4	—	0.6	—
Adjusted Segment EBITDA	$15.9	$17.7	$44.7	$46.9
Adjusted Segment EBITDA Margin	13.2%	16.3%	13.4%	16.2%

Operating Profit - All Other	$—	$(0.1)	$—	$(0.1)
Operating Profit (loss) - Corporate	(11.5)	(9.1)	(34.8)	(24.7)
Add: Corporate depreciation expense	0.8	—	2.5	—
Adjusted EBITDA	$64.9	$46.4	$187.6	$141.1

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Arcosa, Inc.
Reconciliation of Adjusted Net Income and Adjusted Diluted EPS
(unaudited)

GAAP does not define “Adjusted Net Income” and it should not be considered as an alternative to earnings measures defined by GAAP, including net income. We use this metric to assess the operating performance of our consolidated business. We adjust net income for certain non-routine items to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in millions)
Net Income	$32.7	$3.2	$92.2	$48.0
Impairment charge on businesses subsequently divested	—	23.2	—	23.2
Tax impact	—	(1.2)	—	(1.2)
Impact of the fair value mark up of acquired inventory	0.4	—	2.0	—
Tax impact	(0.1)	—	(0.5)	—
Impact of U.S. tax reform	—	(0.7)	—	(0.7)
Adjusted Net Income	$33.0	$24.5	$93.7	$69.3

GAAP does not define “Adjusted Diluted EPS” and it should not be considered as an alternative to earnings measures defined by GAAP, including diluted EPS. We use this metric to assess the operating performance of our consolidated business. We adjust diluted EPS for certain non-routine items to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in dollars per share)
Diluted EPS	$0.67	$0.07	$1.89	$0.98
Impairment charge on businesses subsequently divested	—	0.46	—	0.46
Impact of the fair value mark up of acquired inventory	0.01	—	0.03	—
Impact of U.S. tax reform	—	(0.02)	—	(0.02)
Adjusted Diluted EPS	$0.68	$0.51	$1.92	$1.42

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